Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS RECORD SALES AND STRONG FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2023

Consolidated Sales Increase 8% to a Record $71.4 Million Compared with $66.2 Million in Fiscal 2022

Education Division Revenues Grow 18% over Fiscal 2022

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 21% to $140.9 Million Compared with May 31, 2022

Pre-Tax Income Increases 18% to $6.6 Million, Adjusted EBITDA Increases 9% to $11.9 Million Compared with $10.9 Million in Fiscal 2022

Company Purchases 664,000 Shares of its Common Stock for $25.0 Million During the Quarter

Company Affirms Earnings Guidance for Fiscal 2023

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its third quarter of fiscal 2023, which ended on May 31, 2023.

Introduction

The Company’s third quarter fiscal 2023 financial performance was very strong, highlighted by the following key metrics:

▪

The Company’s consolidated sales for the quarter ended May 31, 2023, increased 8% (9% in constant currency) to a third-quarter record $71.4 million, compared with $66.2 million in the third quarter of fiscal 2022.  This growth was on top of the strong 13% growth achieved in last year’s third quarter, a quarter which benefited from comparison against a pandemic-impacted third quarter in fiscal 2021.  For the rolling four quarters ended May 31, 2023, the Company’s consolidated sales increased 11%, or $28.4 million, to $281.4 million compared with $253.0 million in the corresponding period ended May 31, 2022.  This increase represents the second highest amount of dollar growth in any comparable period over the past six years and was exceeded only by growth in fiscal 2022, which benefited from comparison against a pandemic period.  The latest two-year growth of $77.2 million represents the largest two-year dollar growth since the conversion to a subscription model.  Since the Company’s conversion to its subscription business model in fiscal 2017, subscription and subscription services sales have grown by $152.4 million to $222.2 million in the four quarters ended May 31, 2023.  The Company’s sales performance for the third quarter of fiscal 2023 included the following:

o

All Access Pass subscription and subscription services sales grew 6% to $41.3 million in the third quarter on top of the 32% growth achieved in the third quarter of fiscal 2022, a quarter which benefited from comparison with the previous year’s pandemic-impacted result, and grew 15% to $156.6 million for the rolling four quarters ended May 31, 2023.

o	Education Division revenues grew 18% on the strength of increased consulting, coaching, and training days delivered during the quarter and increased Leader in Me subscription revenues.
o

The sum of billed subscription and unbilled deferred subscription revenue at May 31, 2023 grew 21% to $140.9 million, compared with May 31, 2022.  Total Company deferred revenue as of May 31, 2023, was $90.5 million, representing growth of $5.0 million, or 6%, over May 31, 2022.  As of May 31, 2023, 52% of the Company’s All Access Pass contracts are for at least two years, compared with 42% at May 31, 2022, and the percentage of contracted amounts represented by multi-year contracts increased to 57% from 52% in the prior year.

▪

On the strength of increased sales and continued strong gross margins, gross profit for the third quarter increased to $54.2 million compared with $51.1 million in the prior year.  Rolling four quarter gross profit increased to $213.3 million, compared with $196.1 million for the four quarters ended May 31, 2022.

▪

Operating income for the third quarter of fiscal 2023 increased 10% to $6.6 million compared with $5.9 million in the prior year.  Rolling four quarter income from operations increased 27% to $24.5 million compared with $19.3 million for the four quarters ended May 31, 2022.

▪

Adjusted EBITDA for the quarter increased 9% to a third-quarter record $11.9 million compared with $10.9 million in fiscal 2022, and increased to $12.3 million in constant currency.  Rolling four-quarter Adjusted EBITDA increased 14% to $44.9 million compared with $39.4 million in the corresponding period ended May 31, 2022.

▪

During the third quarter of fiscal 2023, the Company purchased approximately 664,000 shares of its common stock on the open market for $25.0 million.  Even after these purchases, the Company’s cash and liquidity position remained strong at May 31, 2023, with over $100 million of liquidity, comprised of $39.3 million of cash and with all of its new $62.5 million revolving line of credit undrawn.

Paul Walker, President and Chief Executive Officer, commented, “We continue to be pleased with the demonstrated strength and durability of our subscription business model, which was reflected in our strong third quarter results.  These results were particularly strong when viewed in the context that we were able to improve significantly over a period of record growth in last year’s third quarter, a period which benefited from comparison with pandemic-impacted results in the third quarter of fiscal 2021.  On a two-year basis, the more than $77 million of revenue growth achieved represents the greatest two-year period of growth since our conversion to a subscription business model.”

Walker continued, “Our third quarter results featured continuing revenue growth, a strong gross margin, lower selling and administrative expenses as a percent of total sales, and growth in Adjusted EBITDA over the prior year.  Our consolidated sales increased 8% to a third-quarter record of $71.4 million, our gross margin remained strong at 75.9%, and our Adjusted EBITDA increased 9% to $11.9 million.  Even after purchasing $25 million of our common stock during the quarter, our liquidity remained strong with over $100 million available from existing cash and our new revolving credit facility.  We achieved these strong results despite currency exchange rates that have impacted our operations.”

Walker concluded, “The strength of our third quarter results reflects the power of our continued focus on three fundamental priorities:  First, we strive to be our clients’ partner of choice for addressing the challenges that really matter to them.  We believe that being the partner of choice for our clients translates into high retention, strong revenue growth, and an increasing lifetime customer value.  Second, we endeavor to help our clients through a profitable business model that also produces high levels of cash flow.  A strong and profitable business model means that a significant portion of our revenue growth flows through to increases in Adjusted EBITDA and incremental cash flows, which in turn produces significant value to our shareholders.  And third, we seek to reinvest these profits and cash flow into activities that will drive better solutions for our clients and high rates of return for our key stakeholders.  Continued investment in our solutions provides improved services and products to help our clients solve ever more challenging issues, which then drives increased sales and increases the size of our strategic moat.  In addition, utilizing excess liquidity to return capital to shareholders in the form of stock purchases creates additional substantial shareholder value.  Consistently advancing these key priorities quarter after quarter is helping us be the kind of Company that can strengthen and expand our strategic moat by continually helping our clients win; by providing our associates with an opportunity to do meaningful work for our clients and fostering personal growth; generating high rates of growth in Adjusted EBITDA and cash flows; and returning substantial capital to our shareholders.  Our continued focus on these priorities was key to our strong third quarter performance, and we believe will be fundamental to continued growth in future periods.”

Third Quarter Financial Overview

The following is a summary of financial results for the third quarter of fiscal 2023:

▪

Net Sales:  Consolidated sales for the quarter ended May 31, 2023, increased 8%, or $5.3 million, to a third-quarter record of $71.4 million, compared with $66.2 million in the third quarter of fiscal 2022.  This growth was on top of the record sales and strong 13% growth achieved in third quarter of fiscal 2022, a quarter which benefited from comparison against a pandemic-impacted third quarter of fiscal 2021.  Excluding the unfavorable impact of foreign exchange rates during the quarter, consolidated sales increased 9% compared with the prior year.  The Company continues to be pleased with the performance of the All Access Pass and Leader in Me subscription-based services, which drove continued growth during the third quarter of fiscal 2023.  For the third quarter of fiscal 2023, Enterprise Division sales grew 6%, or $3.2 million, to $53.2 million compared with $50.0 million in fiscal 2022.  This 6% growth was on top of the 11% growth in last year’s third quarter, a quarter which benefited from comparison against a pandemic-impacted third quarter in fiscal 2021.  For the third quarter of fiscal 2023, AAP subscription and subscription services sales increased 6% to $41.3 million and have increased 15% over the latest 12 months.  This 15% growth was on top of the 32% growth in the previous 12 month period, a period which benefited from comparison against a covid-impacted year.  International Direct Office sales increased 23% for the quarter, which was primarily due to improved sales in China, as that country recovers from ongoing pandemic issues.  International licensee revenues continue to improve and increased 9% compared with the prior year, despite the adverse impact of foreign exchange rates, and the ongoing impact of various geopolitical difficulties around the world.  Excluding the impact of unfavorable foreign exchange rates, Enterprise Division sales increased 8% compared with the prior year.  Education Division sales grew 18%, or $2.6 million, to $17.1 million compared with $14.4 million in the third quarter of fiscal 2022.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the quarter and increased Leader in Me subscription revenue compared with the prior year.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At May 31, 2023, the Company had $140.9 million of billed and unbilled deferred subscription revenue, a 21%, or $24.4 million increase over the balance at May 31, 2022.  This total includes $72.7 million of deferred subscription revenue on the balance sheet, a 6%, or $4.2 million increase compared with deferred subscription revenue on May 31, 2022.  Unbilled deferred subscription revenue represents business (typically multi-year contracts) that is contracted but unbilled and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit for the third quarter of fiscal 2023 increased 6% to $54.2 million, compared with $51.1 million in the third quarter of fiscal 2022.  The Company’s gross margin for the quarter ended May 31, 2023, remained strong at 75.9% compared with 77.3% in fiscal 2022, and was impacted by changes in the overall mix of services and products sold during the quarter, including an increase in the number of onsite programs presented, and by an increase in lower-margin Education Division revenues in relation to total consolidated sales.

▪

Operating Expenses:  The Company’s operating expenses for the quarter ended May 31, 2023, increased $2.5 million compared with the third quarter of fiscal 2022, which was due to a $3.0 million increase in selling, general, and administrative (SG&A) expenses.  Despite the increase in overall SG&A expenses, SG&A as a percentage of revenue declined to 63.9% in the third quarter of fiscal 2023 compared with 64.4% in the prior year.  The Company’s SG&A expenses increased primarily due to additional associate costs resulting from investments in new client-facing personnel and increased salaries; increased commissions on higher sales; increased stock-based compensation expense; and increased travel expense.  Over the previous 12 months, the Company has invested in new associates for a variety of primarily client-facing roles, including sales and sales-related personnel, Leader in Me coaches, and implementation specialists.  The Company believes these investments will provide a strong return in future periods.  The increase in stock-based compensation expense is primarily due to increased use of equity-based compensation awards to attract and retain key personnel.

▪

Operating and Pre-Tax Income:  The Company’s income from operations for the quarter ended May 31, 2023, increased 10% to $6.6 million, compared with $5.9 million in the third quarter of fiscal 2022.  As a result of increased interest income and decreased interest expense, the Company’s pre-tax income for the third quarter of fiscal 2023 increased 18%, or $1.0 million, to $6.6 million, compared with $5.6 million in the prior year.

▪

Income Taxes:  In the third quarter of fiscal 2022, the Company recognized an income tax benefit of $1.6 million on pre-tax income of $5.6 million, for an effective income tax benefit rate of approximately 29 percent.  The income tax benefit in fiscal 2022 resulted primarily from the utilization of $3.0 million of foreign tax credits which were not expected to be used and which previously had a valuation allowance against them, as well as a $0.5 million tax benefit from the federal tax deduction for Foreign-Derived Intangibles Income.  The income tax benefit of these items did not repeat in fiscal 2023 and the Company’s income tax provision resulted in a more normalized 31% effective tax rate for the quarter.

▪

Net Income:  As a result of the factors noted above, the Company’s net income for the third quarter of fiscal 2023 was $4.6 million, or $0.32 per diluted share, compared with $7.2 million, or $0.51 per diluted share, in the third quarter of fiscal 2022.

▪

Adjusted EBITDA:  Adjusted EBITDA for the quarter ended May 31, 2023, improved 9% to $11.9 million compared with $10.9 million in fiscal 2022, which was a very strong quarter where growth partially benefited from comparison with the prior year’s pandemic-impacted period.  The growth in fiscal 2023 reflected increased sales, continued strong gross margins, and lower SG&A as a percent of revenue.  In constant currency, Adjusted EBITDA increased 13% compared with the third quarter of fiscal 2022.

▪

Liquidity and Financial Position:  The Company’s liquidity and financial position remained strong with more than $100 million of liquidity on May 31, 2023, which was comprised of $39.3 million of cash with no borrowings on the Company’s new $62.5 million line of credit.

▪	Purchases of Common Stock: During the quarter ended May 31, 2023, the Company purchased approximately 664,000 shares of its stock on the open market for $25.0 million.

Fiscal 2023 Year-to-Date Financial Results

Consolidated revenue for the three quarters ended May 31, 2023, increased 10%, or $18.5 million, to $202.6 million compared with $184.0 million in the same period of fiscal 2022.  In constant currency, the Company’s consolidated sales for the first three quarters of 2023 increased 12% over the prior year.  Increased sales in the first three quarters of fiscal 2023 were primarily due to continued strong sales of subscription and subscription-related services, including the All Access Pass in the Enterprise Division and the Leader in Me membership in the Education Division.  Enterprise Division sales for the three quarters ended May 31, 2023, increased 8%, or $11.0 million, to $153.2 million compared with $142.2 million in the first three quarters of the prior year.  In constant currency, Enterprise Division sales increased 10% compared with the first three quarters of fiscal 2022.  AAP subscription and subscription services sales increased 12% to $116.3 million compared with $104.2 million in the prior year.  For the three quarters ended May 31, 2023, sales increased in each of the Company’s foreign direct offices, except Japan, which decreased 2% compared with the prior year, primarily due to lingering post-COVID issues.  Thanks to a strong third quarter, fiscal 2023 sales in China have increased 11% compared with the prior year and reflect improving conditions in that country.  Total Direct Office sales improved 5% over the first three quarters of fiscal 2022.  International licensee revenues continue to improve and increased 10% compared with the prior year primarily on the strength of increased royalty revenues.  Education Division sales grew 23%, or $8.4 million, to $45.6 million compared with $37.2 million in the first three quarters of fiscal 2022.  Education Division sales grew primarily due to increased consulting, coaching, and training days delivered during the year, increased recognition of previously deferred revenue related to Leader in Me subscriptions, and increased Symposium conference revenues.  Gross profit for the first three quarters of fiscal 2023 increased 8%, or $11.3 million, to $154.2 million compared with $142.8 million in fiscal 2022.  Gross margin for the three quarters ended May 31, 2023, remained strong at 76.1% of sales compared with 77.6% in the first three quarters of fiscal 2022.

Operating expenses for the three quarters ended May 31, 2023, increased $10.6 million compared with the corresponding three quarters of fiscal 2022, due to an $11.9 million increase in SG&A expenses.  SG&A expenses increased primarily due to additional associate costs resulting from investments in new client-facing personnel and increased salaries; increased commissions on higher sales; and increased stock-based compensation expense.  Despite the increase in overall SG&A expenses, as a percentage of sales, SG&A remained consistent with the prior year at 65.2%.  The Company’s income from operations through May 31, 2023, improved to $15.8 million compared with $15.0 million in fiscal 2022.  The Company’s pre-tax income for the three quarters ended May 31, 2023, increased to $15.4 million compared with $13.8 million in fiscal 2022.  However, due to the significant income tax benefit recorded in the third quarter of fiscal 2022, which did not repeat in fiscal 2023, net income for the three quarters ended May 31, 2023, was $11.0 million, or $0.76 per diluted share, compared with $12.9 million, or $0.90 per diluted share, for the first three quarters of fiscal 2022.  Adjusted EBITDA for the three quarters ended May 31, 2023, increased 9%, or $2.7 million, to $31.6 million, compared with $28.9 million in the same period of fiscal 2022.  In constant currency, Adjusted EBITDA in the first three quarters of fiscal 2023 increased 14% compared with fiscal 2022.

Fiscal 2023 Guidance and Outlook

Driven by the continued strategic strength and durability of its All Access Pass and Leader in Me membership subscriptions, which have resulted in accelerated growth over the past years, and performance through the first three quarters of fiscal 2023, the Company affirms its previously provided guidance that Adjusted EBITDA for fiscal 2023 will increase to between $47 million and $49 million in constant currency, compared with the $42.2 million in Adjusted EBITDA achieved in fiscal 2022.  The Company expects to achieve this growth despite additional growth investments and continuing macroeconomic headwinds that have adversely impacted its fiscal 2023 operating results.  The Company remains confident in the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth across recent years and which are expected to drive continued growth in the future.

Earnings Conference Call

On Wednesday, June 28, 2023, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the third quarter of fiscal 2023.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/3tpokmnp or may participate via telephone by registering at https://register.vevent.com/register/BIb6c8f39aba5d4a4d8b2ec7bdb3e9b9ff.  Once registered, participants will have the option of: 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of deferred revenues on future financial results; impacts from global economic and supply chain disruptions; lingering impacts from the COVID-19 pandemic on international operations; market acceptance of new products or services, including new AAP portal upgrades; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.  The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022

Net sales	$71,441	$66,176	$202,565	$184,035
Cost of sales	17,208	15,044	48,380	41,190
Gross profit	54,233	51,132	154,185	142,845

Selling, general, and administrative	45,641	42,637	131,991	120,042
Depreciation	934	1,217	3,131	3,686
Amortization	1,086	1,329	3,270	4,106
Income from operations	6,572	5,949	15,793	15,011
Interest income (expense), net	8	(384)	(369)	(1,226)
Income before income taxes	6,580	5,565	15,424	13,785
Income tax benefit (provision)	(2,017)	1,597	(4,455)	(933)
Net income	$4,563	$7,162	$10,969	$12,852

Net income per common share:
Basic	$0.33	$0.51	$0.79	$0.90
Diluted	0.32	0.51	0.76	0.90

Weighted average common shares:
Basic	13,621	14,173	13,799	14,244
Diluted	14,273	14,175	14,437	14,273

Other data:
Adjusted EBITDA(1)	$11,899	$10,876	$31,558	$28,850

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBITDA:
Net income	$4,563	$7,162	$10,969	$12,852
Adjustments:
Interest expense (income), net	(8)	384	369	1,226
Income tax provision (benefit)	2,017	(1,597)	4,455	933
Amortization	1,086	1,329	3,270	4,106
Depreciation	934	1,217	3,131	3,686
Stock-based compensation	3,307	2,369	9,357	5,987
Increase in the fair value of contingent
consideration liabilities	-	12	7	60
Adjusted EBITDA	$11,899	$10,876	$31,558	$28,850

Adjusted EBITDA margin	16.7%	16.4%	15.6%	15.7%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2023	2022	2023	2022
Sales by Division/Segment:
Enterprise Division:
Direct offices	$50,382	$47,416	$144,194	$134,037
International licensees	2,835	2,610	9,048	8,196
	53,217	50,026	153,242	142,233
Education Division	17,082	14,439	45,631	37,202
Corporate and other	1,142	1,711	3,692	4,600
Consolidated	$71,441	$66,176	$202,565	$184,035

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$40,425	$38,144	$116,199	$108,294
International licensees	2,549	2,340	8,184	7,344
	42,974	40,484	124,383	115,638
Education Division	10,929	9,790	28,497	24,749
Corporate and other	330	858	1,305	2,458
Consolidated	$54,233	$51,132	$154,185	$142,845

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$11,322	$9,978	$32,212	$28,664
International licensees	1,415	1,303	4,787	4,418
	12,737	11,281	36,999	33,082
Education Division	1,649	1,887	1,309	1,798
Corporate and other	(2,487)	(2,292)	(6,750)	(6,030)
Consolidated	$11,899	$10,876	$31,558	$28,850

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$39,329	$60,517
Accounts receivable, less allowance for
doubtful accounts of $3,867 and $4,492	55,476	72,561
Inventories	4,573	3,527
Prepaid expenses and other current assets	17,352	19,278
Total current assets	116,730	155,883

Property and equipment, net	9,699	9,798
Intangible assets, net	41,582	44,833
Goodwill	31,220	31,220
Deferred income tax assets	2,270	4,686
Other long-term assets	16,223	12,735
	$217,724	$259,155

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,835
Current portion of financing obligation	3,450	3,199
Accounts payable	7,102	10,864
Deferred subscription revenue	70,419	85,543
Other deferred revenue	17,660	14,150
Accrued liabilities	23,940	34,205
Total current liabilities	128,406	153,796

Notes payable, less current portion	2,764	7,268
Financing obligation, less current portion	5,344	7,962
Other liabilities	6,504	7,116
Deferred income tax liabilities	199	199
Total liabilities	143,217	176,341

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	229,134	220,246
Retained earnings	92,990	82,021
Accumulated other comprehensive loss	(665)	(542)
Treasury stock at cost, 13,866 and 13,203 shares	(248,305)	(220,264)
Total shareholders' equity	74,507	82,814
	$217,724	$259,155